BillionToOne Provides Guidance for 2026
MENLO PARK, CA, January 12, 2026 - BillionToOne, Inc. (NASDAQ: BLLN), a next-generation molecular diagnostics company with a mission to create powerful and accurate tests that are accessible to all, today reiterated the full year 2025 guidance of $293 million to $299 million with positive GAAP operating income and initiated the full year 2026 guidance.
Full Year 2026 Guidance
●Full year 2026 total revenue of $415 million to $430 million, representing growth of 40% to 45% compared to the midpoint of the full year 2025 guidance range.
●Positive GAAP operating income for the full year 2026.
“As we look ahead to 2026, we are excited by the opportunity to further scale our differentiated platform built on innovative science and disciplined execution,” said Dr. Oguzhan Atay, Co-founder and CEO of BillionToOne. “With a clear roadmap and focus on solving meaningful clinical challenges, we believe we are well positioned to deepen our impact on healthcare, while delivering a durable, high-quality growth profile this year.”
About BillionToOne
Headquartered in Menlo Park, California, BillionToOne is a molecular diagnostics company with a mission to create powerful and accurate tests that are accessible to all. The company's patented Quantitative Counting Templates™ (QCT™) molecular counting platform is the only multiplex technology that can accurately count DNA molecules at the single-molecule level. For more information, visit www.billiontoone.com.
Forward-Looking Statements
This press release contains certain forward-looking statements within the meaning of federal securities laws. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Forward-looking statements in this press release include, but are not limited to, statements regarding estimated revenue, income and other financial information for the full years of 2025 and 2026. These statements are based on management’s current expectations, forecasts and assumptions, and actual outcomes and results could differ materially from these statements due to a number of factors, some of which are beyond BillionToOne’s control. These and additional risks and uncertainties that could affect BillionToOne’s financial and operating results and cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. These risks and uncertainties include those discussed under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and elsewhere in BillionToOne’s most recently filed quarterly report on Form 10Q and other filings we make with the Securities and Exchange Commission from time to time. The forward-looking statements in this press release are based on information available to BillionToOne as of the date hereof, and BillionToOne disclaims any obligation to update any forward-looking statements provided to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based, except as required by law. These forward-looking statements should not be relied upon as representing BillionToOne’s views as of any date subsequent to the date of this press release.
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